Exhibit 99.1
Delek Logistics Partners, LP Announces Closing of H2O Midstream Acquisition
BRENTWOOD, Tenn., September 12, 2024 -- Delek Logistics Partners, LP (NYSE: DKL) (“Delek Logistics”) announced today the closing of the previously announced acquisition of H2O Midstream, a portfolio company of EIV Capital, LLC. The H2O Midstream operations include water gathering, transportation, recycling, storage and disposal services in the Midland Basin in Texas. Total consideration of $230 million consists of $160 million in cash at closing (excluding customary closing adjustments) and $70 million of convertible preferred redeemable equity. The transaction is being funded with cash and debt financing.

The acquisition of H2O Midstream supports our core strategy of providing a full midstream service solution to our existing and third-party customers in the prolific Permian Basin. H2O Midstream operations have significant overlap with our existing Midland, Texas operations. The acquisition also presents an opportunity to extract significant synergies through cost optimization and cross product sales.

About Delek Logistics Partners, LP
Delek Logistics Partners, LP is a midstream energy master limited partnership headquartered in Brentwood, Tennessee. Through its owned assets and joint ventures located primarily in and around the Permian Basin, the Delaware Basin and other select areas in the Gulf Coast region and giving effect to the H20 Midstream acquisition, Delek Logistics provides gathering, transportation, recycling, storage, water disposal and recycling services. Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) owns the general partner interest as well as a majority limited partner interest in Delek Logistics Partners, LP, and is also a significant customer.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. Investors are cautioned that important factors may affect these forward-looking statements, as described in Delek US’s and Delek Logistics’ filings with the SEC, including risks disclosed in their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Neither Delek US nor Delek Logistics undertakes any obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which they become aware of, after the date hereof, except as required by applicable law or regulation.

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investor.relations@delekus.com